UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 4, 2008

Date of earliest event reported: October 29, 2008

OFFICEMAX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On September 18, 2008, OfficeMax filed a Current Report on Form 8-K with the Securities and Exchange Commission containing information related to an event of default under a portion of its timber installment notes received in connection with its sale of timberlands in 2004.  The timber installment notes were held by bankruptcy remote special purpose entities formed by OfficeMax (the “OMX SPEs”).  One timber installment note, in the original principal amount of $817.5 million, was guaranteed by Lehman Brothers Holdings Inc. (“Lehman”).  This installment note was monetized through the issuance of securitization notes by one of the OMX SPE’s, OMX Timber Finance Investments II, LLC (“OMX Timber II”).  Lehman filed a petition on September 15, 2008 in the United States Bankruptcy Court for the Southern District of New York seeking relief under chapter 11 of the United States Bankruptcy Code.  As a result of Lehman’s bankruptcy filing, an event of default occurred under the Lehman guaranteed installment note.

On October 29, 2008, we issued a press release providing an update on the Lehman guaranteed installment note and the securitization notes that our wholly-owned bankruptcy remote subsidiary, OMX Timber II, has issued and outstanding.  That press release was filed as an exhibit to our Current Report on Form 8-K filed on October 30, 2008.

As we stated in that press release, we anticipated that a payment default would occur on October 29 under the Lehman guaranteed installment note, which would result in OMX Timber II failing to make the full payment due on that date to the holders of the securitization notes.  In fact, no payment was made on October 29 with respect to the Lehman guaranteed installment note.  As a result, OMX Timber II was not able to and did not make the payment due on October 29 to holders of the securitization notes.  Because these developments had been anticipated, they have not affected the analysis or expectations reflected in our October 29 press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:        November 4, 2008

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel